                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                             --------------------

                                   FORM 8-K/A

                 AMENDMENT NO. 1 TO CURRENT REPORT ON FORM 8-K

                       PURSUANT TO SECTION 13 OR 15(d) OF

                      THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  JANUARY 19, 1994
                                                   ----------------

                               V.F. CORPORATION
  --------------------------------------------------------------------------
              (Exact name of registrant as specified in charter)


PENNSYLVANIA                      1-5256                         23-1180120
- ------------                  ---------------                   ------------
(State or other               (Commission File                  (IRS Employer
jurisdiction of                   Number)                         I.D. No.)
incorporation)


                 1047 NORTH PARK ROAD, WYOMISSING, PA  19610
  -------------------------------------------------------------------------
                   (Address of principal executive offices)

     Registrant's telephone number, including area code:  (610) 378-1151
                                                          --------------


                                     N/A
                 -------------------------------------------
        (Former name or former address, if changed since last report)

         The undersigned Registrant hereby amends the following portion of its Current Report on Form 8-K dated January 19, 1994 and filed on February 2, 1994 as set forth below:

1.       Item 7 is hereby amended and restated as follows:

Item 7.  Financial Statements and Exhibits.

         (a)     Financial statements of business acquired.

         Audited financial statements of Nutmeg Industries, Inc. for the year ended January 30, 1993 are included on pages 3 to 17 herein.

         Unaudited financial statements of Nutmeg Industries, Inc. for the nine months ended October 30, 1993 are included on pages 18 to 23 herein.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Nutmeg Industries, Inc.



We have audited the accompanying consolidated balance sheets of Nutmeg Industries, Inc. as of January 30, 1993 and January 25, 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended January 30, 1993. These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nutmeg Industries, Inc. at January 30, 1993 and January 25, 1992, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 30, 1993, in conformity with generally accepted accounting principles.


                                                         /S/ ERNST & YOUNG
                                                         -----------------
                                                         ERNST & YOUNG


Tampa, Florida
March 3, 1993

NUTMEG INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)


                                           JANUARY 30,      JANUARY 25,
ASSETS                                        1993             1992
- -----------------------------------------------------------------------
Current assets:
  Cash                                     $    3,435        $   25,250
  Accounts receivable                          28,170            19,764
  Inventories:
    Finished goods                             34,418            33,090
    Fabric and components                       7,222             6,865
    Work in process                             2,904             2,794
    Supplies                                    2,924             1,991
- -----------------------------------------------------------------------
     Total inventories                         47,468            44,740

  Prepaid expenses                              1,004               401
  Deferred income tax benefit                   1,388             1,208
- -----------------------------------------------------------------------
     Total current assets                      81,465            91,363

Property, plant and equipment                  29,390            15,317
Less accumulated depreciation                   8,019             5,083
- -----------------------------------------------------------------------
  Net property, plant and equipment            21,371            10,234

Goodwill, at cost net of accumulated
  amortization of $189 at January 30,
  1993 ($152 at January 25, 1992)               1,288               752
Other assets                                    2,595             2,982
- -----------------------------------------------------------------------
     Total assets                          $  106,719        $  105,331
=======================================================================


                                  (Continued)

NUTMEG INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(IN THOUSANDS, EXCEPT SHARE DATA)


                                           JANUARY 30,      JANUARY 25,
LIABILITIES AND STOCKHOLDERS' EQUITY          1993             1992
- -----------------------------------------------------------------------
Current liabilities:
  Notes payable and current portion
    of long-term debt                      $         -      $     6,456
  Accounts payable                              13,035           13,174
  Income taxes payable                           1,255            1,586
  Accrued royalties                              2,209            1,425
  Other accrued liabilities                      4,468            3,892
- -----------------------------------------------------------------------
     Total current liabilities                  20,967           26,533

Long-term debt due after one year                    -            6,051
Deferred income taxes                              676              647
Other noncurrent liabilities                       160              222

Stockholders' equity:
  Preferred stock, $.01 par value:
    5,000,000 shares authorized, none
    issued or outstanding                            -                -
  Common stock, $.01 par value:
    50,000,000 shares authorized,
    18,514,202 shares issued
    (18,287,685 at January 25, 1992)               185              183
  Capital in excess of par value                57,716           56,133
  Retained earnings                             27,015           15,562
- -----------------------------------------------------------------------
     Total stockholders' equity                 84,916           71,878
- -----------------------------------------------------------------------
     Total liabilities and
       stockholders' equity                $   106,719      $   105,331
=======================================================================


                            See accompanying notes.

NUTMEG INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   YEAR ENDED
- ---------------------------------------------------------------------------
                                      JANUARY 30,  JANUARY 25,  JANUARY 26,
                                         1993         1992         1991
- ---------------------------------------------------------------------------
Net sales                            $   159,989  $   122,373  $    74,211
Costs and expenses:
  Cost of merchandise sold               108,862       84,325       52,573
  Selling, general and administrative     33,364       26,923       16,615
  Interest, net                               73        1,417        1,419
  Minority interest and other (income)
    expense                                   38       (1,283)         349
- --------------------------------------------------------------------------
     Total costs and expenses            142,337      111,382       70,956
- --------------------------------------------------------------------------

Income before income taxes                17,652       10,991        3,255

Provision (benefit) for income taxes:
  Current                                  6,349        4,953          805
  Deferred                                  (150)        (761)         434
- --------------------------------------------------------------------------
    Total income taxes                     6,199        4,192        1,239
- --------------------------------------------------------------------------
Net income                           $    11,453  $     6,799  $     2,016
==========================================================================

Net income per common share          $       .61  $       .47  $       .14
==========================================================================

Weighted average number of common
   shares used in the calculation         18,830       14,475       14,926
==========================================================================


                            See accompanying notes.

                            NUTMEG INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

     Years ended  January 30, 1993, January 25, 1992, and January 26, 1991
                             (dollars in thousands)

                                     Common Stock         Treasury Stock    Capital In
                                   -----------------     -----------------  Excess of  Retained
                                   Shares     Amount     Shares     Amount  Par Value  Earnings   Total
                                   ------     ------     ------     ------  ---------  --------   -----
     Balance January 27, 1990     6,775,497      $68            -          $  $20,767   $6,747    $27,582

     Stock options exercised         14,374        -                               55                  55

     Purchase of treasury
      stock                                            (1,015,300)  (3,767)                        (3,767)

     Net income                                                                          2,016      2,016
     ----------------------------------------------------------------------------------------------------

     Balance January 26, 1991     6,789,871       68   (1,015,300)  (3,767)    20,822    8,763     25,886

     Sale of common stock,
      net of offering costs       2,300,000       23                           38,890              38,913

     Stock options exercised         49,562        -                              222                 222

     Issuance of treasury stock                             3,791       14         44                  58

     Retirement of treasury
      stock                      (1,011,509)     (10)   1,011,509    3,753     (3,743)                  -

     Stock split                  4,063,866       41                              (41)                  -

     Net income                                                                          6,799      6,799
     ----------------------------------------------------------------------------------------------------

     Balance January 25, 1992    12,191,790      122            -        -     56,194   15,562     71,878

     Stock split                  6,095,785       61                              (61)                  -

     Stock options exercised        226,627        2                            1,583               1,585

     Net income                                                                         11,453     11,453
     ----------------------------------------------------------------------------------------------------

     Balance January 30, 1993    18,514,202     $185            -          $  $57,716  $27,015    $84,916
     ====================================================================================================


                            See accompanying notes.

NUTMEG INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
INCREASE (DECREASE) IN CASH
(IN THOUSANDS)


                                                   YEAR ENDED
- ----------------------------------------------------------------------------
                                      JANUARY 30,   JANUARY 25,  JANUARY 26,
                                         1993          1992         1991
- ----------------------------------------------------------------------------
Cash flows from operating activities:
Net income                            $   11,453   $    6,799   $    2,016
  Adjustments to reconcile net income
    to net cash provided from (used by)
    operating activities:
    Depreciation and amortization          3,149        1,814        1,478
    Deferred rent                            (62)         (67)         (42)
    Deferred income taxes                   (150)        (761)         434
    Minority interest                          -       (1,306)         344
    Change in operating assets and
     liabilities (net of amounts
     relating to acquired businesses
     and discontinuation of Joint
     Venture):
     (Increase) decrease in assets:
       Accounts receivable                (9,314)      (7,370)        (718)
       Income taxes receivable                 -            -          648
       Inventories                        (8,421)     (20,299)       2,440
       Prepaid expenses                     (623)          41          (90)
       Other assets                          (82)          14         (647)
     Increase (decrease) in liabilities:
       Accounts payable                    1,403        6,883        2,882
       Income taxes payable                 (331)       1,354          232
       Accrued liabilities                 1,973        3,997          291
- --------------------------------------------------------------------------
Total adjustments                        (12,458)     (15,700)       7,252
- --------------------------------------------------------------------------
Net cash provided from (used by)
 operating activities                     (1,005)      (8,901)       9,268
- --------------------------------------------------------------------------


                                  (Continued)

NUTMEG INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
INCREASE (DECREASE) IN CASH
(IN THOUSANDS)


                                                   YEAR ENDED
- --------------------------------------------------------------------------
                                      JANUARY 30,  JANUARY 25,  JANUARY 26,
                                        1993         1992         1991
- --------------------------------------------------------------------------
Cash flows from investing activities:
  Capital expenditures                   (14,609)      (5,282)      (1,101)
  Proceeds from sale of assets               363           67          133
  Acquisition of businesses                    -       (1,009)      (3,678)
- --------------------------------------------------------------------------

Net cash used by investing activities    (14,246)      (6,224)      (4,646)
- --------------------------------------------------------------------------

Cash flows from financing activities:
  Net (payments) proceeds under lines
   of credit and long-term debt           (8,149)         697       (1,338)
  Minority investment in consolidated
   Joint Venture                               -            -          490
  Net proceeds from issuance of
   common stock                            1,585       39,193           55
  Payments to acquire treasury stock           -            -       (3,767)
  Payments of loan origination fees            -          (34)        (142)
- --------------------------------------------------------------------------

Net cash provided from (used by)
 financing activities                     (6,564)      39,856       (4,702)
- --------------------------------------------------------------------------

Net increase (decrease) in cash and
 cash equivalents                        (21,815)      24,731          (80)

Cash and cash equivalents at
 beginning of year                        25,250          519          599
- --------------------------------------------------------------------------

Cash and cash equivalents at
 end of year                          $    3,435   $   25,250   $      519
==========================================================================

Cash paid (received) during the
 year for:
  Interest                            $      472   $    1,172   $    1,455
  Income taxes                        $    5,560   $    3,593   $      (74)



                            See accompanying notes.

NUTMEG INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION - The consolidated financial statements include the accounts of Nutmeg Industries, Inc. ("Industries") and its direct or indirect wholly-owned subsidiaries, Nutmeg Mills, Inc. ("Mills"), Home Team Advantage, Inc. ("Home Team Advantage") (formerly Saturday's Hero, Inc.), McBriar Sportswear, Inc. ("McBriar"), which was acquired in May 1990, and McBriar Cap Company, Inc. ("McBriar Cap") (formerly Brand Images Corp.), which was formed to acquire most of the net assets of Brand Images, Inc. ("BII") in September 1991. For the years ended January 25, 1992 and January 26, 1991, the consolidated financial statements include the accounts of a joint venture, 51% of which was owned by Home Team Advantage ("the Joint Venture"), which was formed in February 1990 (collectively the "Company"). All intercompany accounts and transactions have been eliminated. The Company is engaged in the design, manufacture and sale of apparel, the bulk of which is sold under various sports- related licenses.

ACCOUNTING PERIOD - The Company operates on a 52/53 week annual accounting period ending on the last Saturday in January. The year ended January 30, 1993 includes 53 weeks. The years ended January 25, 1992 and January 26, 1991 each include 52 weeks.

ACCOUNTS RECEIVABLE - The Company provided reserves of $3,026,000 and $2,273,000 at January 30, 1993 and January 25, 1992, respectively, for bad debts, discounts, and sales returns and allowances.

INVENTORIES - Inventories are primarily carried at the lower of cost (using the first-in, first-out method) or market.

PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment is carried at cost. For financial reporting purposes, depreciation is determined using the straight-line method and, for income tax purposes, the Company generally uses accelerated depreciation methods. Estimated useful lives for purposes of computing financial reporting depreciation are as follows:

Equipment, furniture and fixtures. . . . . . . . . . . 5-10 years
Computer equipment and software  . . . . . . . . . . . 5-10 years
Building . . . . . . . . . . . . . . . . . . . . . . . 25   years
Leasehold improvements . . . . . . . . . . . . . . . . 5-10 years
Vehicles . . . . . . . . . . . . . . . . . . . . . . . 3-5  years

NUTMEG INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991


Property, plant and equipment consist of the following (in thousands):

                                        January 30,    January 25,
                                           1993           1992
- ------------------------------------------------------------------
Equipment, furniture and fixtures       $  13,971      $   8,883
Computer equipment and software             5,223          2,948
Leasehold improvements                      2,972          2,212
Buildings and land                          5,930            512
Vehicles                                      257            256
Additions in progress                       1,037            506
- ----------------------------------------------------------------
Property, plant and equipment           $  29,390      $  15,317
================================================================

Depreciation expense was $3,109,000, $1,774,000, and $1,446,000 in fiscal 1993,
1992 and 1991, respectively.

GOODWILL - Goodwill arising from business combinations is amortized using the straight-line method over 15-40 years.

CAPITALIZED ACETATE FILM PRODUCTION COSTS - The Company capitalized $1,287,000, $1,071,000, and $1,000,000 in fiscal 1993, 1992 and 1991, respectively, of costs incurred in the design and production of acetate films employed to produce silk screens. Costs capitalized are being expensed over estimated three year useful lives, using the straight-line method. The related expense was $1,176,000, $978,000, and $627,000 in fiscal 1993, 1992 and 1991, respectively. Capitalized amounts included in other assets are $1,881,000 and $1,770,000 at January 30, 1993 and January 25, 1992, respectively.

DEFERRED LOAN COSTS - Deferred loan costs incurred in connection with the issuance of debt are amortized over the life of the related debt. Amortization was $114,000, $245,000, and $119,000 in fiscal 1993, 1992 and 1991, respectively.

INCOME TAXES - The Company has adopted the provisions of "Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes".

EARNINGS PER SHARE - Earnings per share are computed using the weighted average number of shares outstanding during the year. Inclusion of common stock equivalents (stock issuable upon exercise of outstanding stock options and warrants) in the computation of primary and fully diluted earnings per share would not be significant for fiscal 1991. Common stock equivalents have been included in the computations for fiscal 1993 and 1992.

NUTMEG INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991


CASH EQUIVALENTS - The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

FINANCIAL STATEMENT RECLASSIFICATION - Certain prior years' amounts in the consolidated financial statements have been reclassified to conform to the fiscal 1993 presentation. All share and per share data has been restated to reflect a 3 for 2 stock split in June 1992.

2.   JOINT VENTURE AND ACQUISITIONS

In February 1990, Home Team Advantage, a newly created subsidiary, entered into an agreement to sell licensed sportswear to mass merchants and chain stores through the Joint Venture. The Company made an initial equity investment of $510,000 (51% of contributed capital) and acted as the Joint Venture manager. In May 1992, the Company and its previous Joint Venture partner agreed that, effective January 26, 1992, the Company would no longer participate in the profits or losses of the Joint Venture, and that the Joint Venture would liquidate its remaining assets and be terminated. The Company's Joint Venture partner assumed all responsibility for the Joint Venture's outstanding bank debt (which has since been paid) and, upon fulfillment of certain conditions, the Company's Joint Venture partner will obtain the rights to the "Saturday's Hero" name. The Company is continuing to serve certain segments of the mass merchant market through the "Home Team Advantage" label. The Company, effective January 26, 1992, is no longer recording any sales or operating results of the Joint Venture. Although the loss of the Joint Venture's sales is significant, the Company's operating results have not been materially adversely affected as a result of the termination of the Joint Venture.

On May 31, 1990, the Company completed the acquisition of McBriar from Bennett Oltman, who remains with the Company under a long-term employment agreement. The Company invested approximately $3.7 million in cash (obtained from the Company's available credit lines) to acquire McBriar, including the repayment of McBriar's then outstanding indebtedness. The acquisition of McBriar was accounted for as a purchase. The pro forma impact on the Company's historical operating results from the acquisition of McBriar is not material.

Effective September 2, 1991, the Company acquired, through McBriar Cap, most of the net assets of BII, a privately held company with facilities in Waycross and Screven, Georgia, that produced a variety of caps, primarily for the premium and specialty advertising industry. BII had sales of approximately $3 million in the fiscal year that ended in November 1990. The Company has expanded the operations of McBriar Cap to include the manufacture

NUTMEG INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991


of caps for sale by Mills to the licensed sports industry. The pro forma impact of the acquisition on prior periods is not material.

3.   NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt consisted of the following (in thousands):

                                         January 30,    January 25,
                                            1993           1992
- -------------------------------------------------------------------
Variable rate notes (a)                    $  -           $ 8,000
Notes payable to banks:
  Principal Credit Line (b)                   -               -
  Joint Venture (c)                           -             4,358
Other obligations                             -               149
- -------------------------------------------------------------------
Total debt                                    -            12,507
Less: amounts due within one year             -             6,456
- -------------------------------------------------------------------
Long-term debt due after one year          $  -           $ 6,051
===================================================================

(a) Represents, at January 25, 1992 variable rate notes with interest at prime plus 1/8% which were repaid in June 1992.

(b) Represents, at January 30, 1993, a $40,000,000 credit line (the "Line") at variable interest rates. In March 1993, the line was increased to $50,000,000, which includes an option by the Company to convert $15,000,000 to a term loan. The line was also extended by one year to expire in April 1995 (with an additional one year extension available if certain financial covenants are satisfied). Borrowings are unsecured as long as liabilities do not exceed net worth. The agreement requires the Company to maintain, among other things, net worth of $65,000,000 as of January 30, 1993 (increased $3,000,000 annually) and a ratio of total liabilities over net worth not to exceed 150%.


(c) Represents, at January 25, 1992, a revolving credit agreement for the Joint Venture, which was repaid by the Company's Joint Venture partner.

The Company has complied with all long-term debt covenants for fiscal 1993.

4.   STOCK OPTION PLANS

The Company has a qualified, employee incentive stock option plan under which 1,316,214 and 1,628,439 shares of common stock were reserved at January 30, 1993 and January 25, 1992, respectively.

The Company also maintains a non-qualified stock option plan for Directors under which 682,500 and 303,750 shares of common stock were reserved at January 30, 1993 and January 25, 1992, respectively.

NUTMEG INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991


Activity in these stock option plans for fiscal 1993 and 1992 was as follows:

                                        January 30,    January 25,
                                           1993           1992
- ------------------------------------------------------------------
Outstanding - Beginning of year          671,768        750,654
Granted                                  416,625         43,875
Exercised                               (226,628)      (111,511)
Canceled                                 (36,900)       (11,250)
- ------------------------------------------------------------------
Outstanding - End of year                824,865        671,768
==================================================================


Average price of options exercised         $2.23          $1.99
==================================================================

At January 30, 1993, exercisable options totaled 629,265 and total outstanding options under these plans were as follows:

     Exercise
      Price                Shares
     --------            ----------
     $ 1.67                  65,750
       1.83                  45,000
       1.89                  56,250
       2.29                  75,750
       2.36                 194,065
       5.33                   2,700
       6.56                   5,625
      10.25                   5,000
      10.88                   5,000
      11.25                   5,000
      12.33                 289,725
      13.57                  75,000
                         ----------
                            824,865
                         ==========


In March 1993, an additional 107,150 stock options were granted under the employee incentive stock option plan, 77,150 and 30,000 which were granted at exercise prices of $9.875 and $10.865, respectively.

5.   COMMITMENTS

The Company leases office and manufacturing facilities and data processing equipment under non-cancelable operating lease agreements. One of the manufacturing facilities, with an annual rental of $247,000, is owned by a partnership in which certain directors, officers and stockholders have a controlling interest.

Total rent expense for fiscal 1993, 1992 and 1991 was $1,440,000, $1,546,000 and $1,446,000, respectively.

NUTMEG INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991



Annual rental commitments at January 30, 1993 under the Company's lease agreements are as follows (in thousands):

     Fiscal 1994                        $1,470
     Fiscal 1995                         1,485
     Fiscal 1996                         1,500
     Fiscal 1997                         1,282
     Fiscal 1998                         1,256
     Thereafter                          2,175
     -----------------------------------------
     Total minimum lease obligations    $9,168
     =========================================

Certain of the Company's building leases have renewal options ranging from 1 to 15 years.

The Company has employment agreements with certain of its employees. Minimum obligations under these agreements are $2,658,000.

The Company has entered into various licensing agreements which permit it to manufacture and market apparel with copyrighted characters and logos. Under the terms of these agreements, the Company is required to pay minimum guaranteed fees to some licensors. Remaining minimum annual obligations under these agreements are approximately: fiscal 1994 - $637,000, fiscal 1995 - $1,565,000 and fiscal 1996 - $375,000.

6.   INCOME TAXES

Deferred income taxes result primarily from differences between asset depreciation methods and useful lives and from differences in the periods in which certain provisions for accounts receivable losses are recognized for tax and financial reporting.

The components of the provision (benefit) for income taxes are (in thousands):

                                     January 30,  January 25,  January 26,
                                        1993         1992         1991
- --------------------------------------------------------------------------
Federal:
  Current                            $5,292       $4,120       $  691
  Deferred                             (140)        (600)         389
State:
  Current                             1,057          833          114
  Deferred                              (10)        (161)          45
- --------------------------------------------------------------------------
Total                                $6,199       $4,192       $1,239
==========================================================================

NUTMEG INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991


Factors causing the effective tax rate to differ from the statutory rate were:

                                   January 30,   January 25,   January 26,
                                      1993          1992          1991
- --------------------------------------------------------------------------
Federal statutory rate                 34%           34%           34%
Increases (decreases):
  State income taxes                    3             4             3
  Depreciation of excess tax basis      -             -            (2)
  Other                                (2)            -             3
- --------------------------------------------------------------------------
Effective tax rate                     35%           38%           38%
==========================================================================

The Company has adopted Statement No. 109 of the Financial Accounting Standards Board on accounting for Income Taxes (SFAS 109). The adoption of SFAS 109 did not have a material impact on net income.

7.   MAJOR CUSTOMERS

Sales to one customer for fiscal 1993, 1992 and 1991 were approximately $34,611,000, $30,151,000 and $22,453,000, respectively.

8.   PUBLIC OFFERING

On November 19, 1991, the Company completed the sale of 5,175,000 shares of its Common Stock at $8 per share. The $38,913,000 net proceeds of the offering were used to repay indebtedness, to acquire capital assets, for the expansion of certain facilities and for the Company's working capital requirements.

9.   CONTINGENT LIABILITY

The Internal Revenue Service ("IRS") completed an examination of the Company's corporate tax returns for the years ended January 28, 1989, January 27, 1990 and January 26, 1991 and had asserted that the Company's sales representatives were employees and not independent contractors. The Company has reached a tentative agreement with the IRS under which the IRS will reverse its assessment and the Company will treat its sales representatives as "statutory employees" effective January 1, 1993. The settlement agreement is subject to final approval and will not have a material adverse impact on the Company's financial condition or future operating results.

NUTMEG INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991


10.  EMPLOYEE BENEFIT PLAN

In May 1990, Mills initiated a 401(k) profit sharing plan ("the Plan"). All employees 18 years of age with at least one year of continuous service are eligible to participate. Mills matches a portion of the employees' contributions. The Company funds are then utilized by the Plan to acquire the Company's Common Stock for the benefit of the Plan's participants. The Company's contributions to the Plan for fiscal 1993, fiscal 1992 and fiscal 1991 were $219,000, $188,000 and $40,000, respectively.

11.  LEGAL PROCEEDINGS

On April 5, 1990, an action naming the Company and certain of its officers and directors was filed in the United States District Court for the Middle District of Florida, Tampa Division. The action, captioned Ressler vs. Jacobson, et al., purported to be a class action filed by the plaintiff on behalf of all purchasers of the Company's common stock during the period May 23, 1989 through March 7, 1990. The complaint alleged that, during that period, the Company, in various public statements, including the Prospectus accompanying the May 23, 1989 common stock offering and various other public documents filed with the Securities and Exchange Commission, failed to disclose the actual financial condition of the Company and its actual business prospects, thus allegedly violating Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The complaint sought an unspecified amount of money damages. The Company has settled the litigation on terms that did not have a material adverse effect on the Company's financial condition or operating results.

12.  SUBSEQUENT EVENT

On January 31, 1993 the Company completed the acquisition of Tryrare Ltd. ("Tryrare"), a British company engaged primarily in the sale of licensed sportswear. The pro forma impact of the acquisition of Tryrare, which had sales of approximately $9 million in its last fiscal year, is not material.

NUTMEG INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)


                                             OCTOBER 30,      JANUARY 30,
ASSETS                                          1993             1993
- -------------------------------------------------------------------------
                                             (UNAUDITED)
Current assets:
  Cash                                       $  2,347          $  3,435
  Accounts receivable                          49,647            28,170
  Inventories:
    Finished goods                             52,826            34,418
    Fabric and components                       8,539             7,222
    Work in process                             3,531             2,904
    Supplies                                    3,062             2,924
- -----------------------------------------------------------------------
     Total inventories                         67,958            47,468

  Prepaid expenses                              1,446             1,004
  Deferred income tax benefit                   1,388             1,388
- -----------------------------------------------------------------------
     Total current assets                     122,786            81,465

Property, plant and equipment                  37,387            29,390
Less accumulated depreciation                  11,485             8,019
- -----------------------------------------------------------------------
  Net property, plant and equipment            25,902            21,371

Goodwill, at cost net of accumulated
  amortization of $217 at October 30,
  1993 ($189 at January 30, 1993)               1,499             1,288
Other assets                                    4,144             2,595
- -----------------------------------------------------------------------
     Total assets                            $154,331          $106,719
=======================================================================





                            See accompanying notes.

NUTMEG INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)
(IN THOUSANDS, EXCEPT SHARE DATA)


                                           OCTOBER 30,      JANUARY 30,
LIABILITIES AND STOCKHOLDERS' EQUITY          1993             1993
- -----------------------------------------------------------------------
                                            (UNAUDITED)
Current liabilities:
  Notes payable and current portion
    of long-term debt                         $    155         $      -
  Accounts payable                              12,745           13,035
  Income taxes payable                           2,727            1,255
  Other accrued liabilities                     10,331            6,677
- -----------------------------------------------------------------------
     Total current liabilities                  25,958           20,967

Long-term debt due after one year               31,199                -
Deferred income taxes                              720              676
Other noncurrent liabilities                       211              160

Stockholders' equity:
  Preferred stock, $.01 par value:
    5,000,000 shares authorized, none
    issued or outstanding                            -                -
  Common stock, $.01 par value:
    50,000,000 shares authorized
    18,563,632 shares issued
    (18,514,202 at January 30, 1993)               186              185
  Capital in excess of par value                58,173           57,716
  Foreign currency reserve                         (94)               -
  Retained earnings                             37,978           27,015
- -----------------------------------------------------------------------
     Total stockholders' equity                 96,243           84,916
- -----------------------------------------------------------------------
     Total liabilities and
       stockholders' equity                   $154,331         $106,719
=======================================================================





                            See accompanying notes.

                            NUTMEG INDUSTRIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                            THREE MONTHS ENDED       NINE MONTHS ENDED
                          ----------------------  -----------------------
                          OCTOBER 30, OCTOBER 24, OCTOBER 30, OCTOBER 24,
                             1993        1992        1993        1992
                          ----------  ----------  ----------  ----------
Net sales                  $  66,091  $  59,805     $ 144,215 $ 118,945
Costs and expenses:
  Cost of merchandise sold    42,564     41,217      94,831      80,919
  Selling, general and
   administrative             13,223     11,849      31,421      25,620
  Interest, net                  257        114         432          78
  Minority interest and
   other (income) expense       (28)         30           1          32
                            --------   --------    --------    --------

  Total costs and expenses    56,016     53,210     126,685     106,649
                            --------   --------    --------    --------

Income before income taxes    10,075      6,595      17,530      12,296

Income tax provision           3,708      2,338       6,567       4,341
                            --------   --------    --------    --------

Net income                  $  6,367   $  4,257    $ 10,963    $  7,955
                            ========   ========    ========    ========

Net income per share         $    .34  $    .23    $    .58    $    .42
                             ========  ========    ========    ========

Weighted average number
  of common shares used in
  the calculation             18,940     18,841     18,903       18,774
                            ========   ========   ========     ========





                            See accompanying notes.

                            NUTMEG INDUSTRIES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                    INCREASE (DECREASE) IN CASH (UNAUDITED)
                                 (IN THOUSANDS)


                                                    NINE MONTHS ENDED
                                                ------------------------
                                                OCTOBER 30,  OCTOBER 24,
                                                   1993         1992
                                                ----------   ----------
Cash flows from operating activities:
  Net income                                     $  10,963    $  7,955
                                                 ---------    --------
  Adjustments to reconcile net income to
   net cash used by operating activities:
     Depreciation and amortization                 3,786         2,218
     Deferred rent                                    51           (51)
     Change in operating assets and
      liabilities (net of amounts relating
      to acquired business and discontinuation
      of Joint Venture):
      (Increase) decrease in assets:
        Accounts receivable                      (20,050)      (19,608)
        Inventories                              (19,201)      (11,018)
        Prepaid expenses                            (289)          (95)
        Other assets                              (1,224)          301
      Increase (decrease) in liabilities:
        Accounts payable                          (2,036)         (835)
          Income taxes payable                     1,510           994
            Accrued liabilities                    2,686         2,513
                                                --------      --------

         Total adjustments                       (34,767)      (25,581)
                                                ---------    ---------

Net cash used by operating activities            (23,804)      (17,626)
                                                ---------     --------





                                  (continued)


                            See accompanying notes.

                            NUTMEG INDUSTRIES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                    INCREASE (DECREASE) IN CASH (UNAUDITED)
                                 (IN THOUSANDS)


                                                    NINE MONTHS ENDED
                                                ------------------------
                                                OCTOBER 30,  OCTOBER 24,
                                                   1993         1992
                                                ----------   ----------
Cash flows from investing activities:
  Capital expenditures                          $( 7,834)      $(11,393)
  Proceeds from sale of assets                       246            383
  Acquisition of business                           (657)             -
                                                ---------      --------


Net cash used by investing activities             (8,245)       (11,010)
                                               ---------- -------------

Cash flows from financing activities:
  Net borrowings under lines of credit
   and long-term debt                             30,576          4,337
  Proceeds from issuance of common stock             458            460
                                                     ---        -------

Net cash provided by financing activities         31,034          4,797
                                                --------        -------

Effect of exchange rate changes on cash              (73)             -
                                                ---------       -------

Net decrease in cash                             ( 1,088)       (23,839)

Cash at beginning of period                        3,435         25,250
                                               ---------        -------

Cash at end of period                           $  2,347        $ 1,411
                                                ========        =======

Cash paid during the periods for:
  Interest                                      $    423        $   301
  Income taxes                                  $  5,071        $ 3,341





                            See accompanying notes.

                            NUTMEG INDUSTRIES, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
           OCTOBER 30, 1993,  OCTOBER 24, 1992, AND JANUARY 30, 1993


(Information pertaining to the three months and nine months ended October 30, 1993 and October 24, 1992 is unaudited)

1.   Consolidation and Basis of Presentation
     The unaudited condensed consolidated financial statements include the accounts of Nutmeg Industries, Inc. ("Industries") and its direct or indirect wholly-owned subsidiaries, Nutmeg Mills, Inc. ("Mills"), Home Team Advantage, Inc. ("Home Team Advantage") (formerly Saturday's Hero, Inc.), McBriar Sportswear, Inc. ("McBriar"), McBriar Cap Company, Inc. ("McBriar Cap") (formerly Brand Images Corp.) and Tryrare Ltd. ("Tryrare") which was acquired on January 31, 1993 (collectively the "Company"). The unaudited condensed consolidated financial statements of the Company include all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Results of operations for the nine months ended October 30, 1993 are not necessarily indicative of those expected for the entire fiscal year. All intercompany accounts and transactions have been eliminated. The Company is engaged in the design, manufacture and sale of various apparel, the bulk of which is sold under various sports-related licenses.

2.   Subsequent Event
     On December 13, 1993, the Company and VF Corporation ("VF") announced that they had executed a definitive merger agreement whereby VF will acquire all outstanding shares of the Company for $17.50 cash per share.

     The Boards of Directors of the Company and VF have approved the offer and merger. As the first step in the transaction, a subsidiary of VF will commence a cash tender offer promptly for all outstanding common shares of the Company at $17.50 per share. The tender offer is expected to close in mid-January. The offer will be conditioned, among other things, upon a majority of the issued and outstanding shares of the Company being properly tendered and not withdrawn prior to the expiration of the offer.

     In connection with the transaction, VF has obtained options to acquire approximately 18.9% of the outstanding stock of the Company from Richard
     E. Jacobson and Martin G. Jacobson, Chairman and President of the Company, respectively, and an option to acquire approximately 2.98 million shares of the Company's Common Stock from the Company, representing 13.8% of the amount of the Company's Common Stock that would be outstanding if the option were exercised.

         (b)     Unaudited pro forma combined condensed financial statements.

         In January 1994, VF Corporation ("VF") acquired H.H. Cutler Company ("Cutler") for a total consideration of $154.7 million. Also in January 1994, VF acquired Nutmeg Industries, Inc. ("Nutmeg") for a total consideration of $352.2 million. The acquisitions of Cutler and Nutmeg (the "Acquired Companies") have been accounted for under the purchase method of accounting. The following pro forma combined condensed balance sheet of VF and the Acquired Companies assumes that the acquisitions had occurred on January 1, 1994. The following pro forma combined condensed income statement of VF and the Acquired Companies for the fiscal year ended January 1, 1994 assumes that the acquisitions had occurred on January 3, 1993.

         The pro forma combined financial statements are based on the historical consolidated financial statements of VF and the Acquired Companies. The historical income statements of the Acquired Companies exclude the cumulative effect of changes in accounting principles as of January 3, 1993 to conform their accounting policies to those of VF. These changes in accounting principles total $11.0 million after giving effect to income taxes and relate primarily to differences in the treatment of certain expenses as period expenses versus deferred costs and the application of VF inventory valuation policies.

         The pro forma adjustments are as set forth in the accompanying notes. The Acquired Companies' assets and liabilities have been recorded at their estimated fair values, and the excess purchase price has been assigned to intangible assets. Fair values of assets acquired and liabilities assumed are based on preliminary estimates; revisions are not expected to be material.

         Such unaudited pro forma information should be read in conjunction with the audited financial statements and related notes set forth in VF's Annual Report on Form 10-K and with the audited and unaudited financial statements of Nutmeg set forth herein. Such information does not purport to be indicative of results that would actually have been obtained had such transactions been completed as of the dates indicated or that may be obtained in the future.

                                 VF Corporation
                   Pro Forma Combined Condensed Balance Sheet
                                January 1, 1994
                                 (In thousands)


                                                          VF              Acquired            Pro Forma              Pro Forma
                                                      Corporation         Companies          Adjustments             Combined
                                                      -----------         ---------          -----------             ---------
Assets
Current Assets
   Cash and equivalents                                $  151,564        $   5,260            $(130,000)  (1)      $    26,824
   Accounts receivable                                    511,887           45,515                                     557,402
   Inventories                                            778,767           91,055                4,800   (2)          874,622
   Other current assets                                    57,962            8,505                                      66,467
                                                       ----------         --------                                  ----------
       Total current assets                             1,500,180          150,335                                   1,525,315

Property, Plant and Equipment, net                        712,759           51,473                5,200   (3)          769,432

Intangible Assets, net                                    575,359            1,563              344,500   (4)          921,422

Other Assets                                               89,050            1,605                                      90,655
                                                       ----------         --------             --------             ----------

                                                       $2,877,348         $204,976             $224,500             $3,306,824
                                                       ==========         ========             ========             ==========


Liabilities and Shareholders' Equity
Current Liabilities
   Short-term borrowings,
       including current portion of
       long-term debt                                  $  145,767        $  39,270            $ 330,605   (5)      $   515,642
   Accounts payable                                       246,503           26,797                                     273,300
   Accrued liabilities                                    267,578           25,300                7,700   (6)          300,578
                                                       ----------         --------                                  ----------
       Total current liabilities                          659,848           91,367                                   1,089,520

Long-term Debt                                            527,573           14,945              (11,300)  (7)          531,218

Deferred Income Taxes and Other
   Liabilities                                            126,978           (4,741)                 900   (8)          123,137

Redeemable Preferred Stock, net                            15,549              -                                        15,549

Common Shareholders' Equity                             1,547,400          103,405             (103,405)  (9)        1,547,400
                                                       ----------         --------             --------             ----------

                                                       $2,877,348         $204,976             $224,500             $3,306,824
                                                       ==========         ========             ========             ==========


See accompanying notes to pro forma combined condensed balance sheet.

                                 VF Corporation
              Notes to Pro Forma Combined Condensed Balance Sheet

The following is a summary of the adjustments reflected in the pro forma combined condensed balance sheet:

(1)      Payment of VF funds to purchase the Acquired Companies.

(2)      Write-up of Acquired Companies' inventories to fair value.

(3) Write-up of Acquired Companies' property, plant and equipment to fair value.

(4) Intangible assets representing the excess of the purchase price over the fair values assigned to net tangible assets of the Acquired Companies.

(5) Short-term borrowings incurred by VF to purchase the Acquired Companies, net of Acquired Companies' short-term debt repaid.

(6)      Accrual of plant closing costs of Acquired Companies.

(7)      Repayment of long-term debt of Acquired Companies.

(8) Deferred income tax effect at the statutory federal and state tax rate of the pro forma balance sheet adjustments.

(9)      Elimination of Acquired Companies' historical equity.

                                 VF Corporation
                 Pro Forma Combined Condensed Income Statement
                          Year Ended January 1, 1994
                                (In thousands)



                                                          VF              Acquired            Pro Forma             Pro Forma
                                                     Corporation         Companies           Adjustments            Combined
                                                     -----------         ---------           -----------            ---------
Net Sales                                             $4,320,404          $390,153                                 $4,710,557

Costs and Operating Expenses
   Cost of products sold                               2,974,861           289,400             $    800   (2)       3,265,061
   Marketing, administrative
       and general expenses                              913,734            59,899                                    973,633
   Unusual items (1)                                       -                 4,300                                      4,300
                                                      ----------         ---------                                 ----------
                                                       3,888,595           353,599                                  4,242,994
                                                      ----------         ---------                                 ----------

Operating Income                                         431,809            36,554                                    467,563

Other Income (Expense)
   Interest expense, net                                 (37,387)           (2,888)             (34,500)  (3)         (74,775)
   Other income, net                                       5,565           (31,745)              29,200   (4)          (9,980)
                                                                                                (13,000)  (5)
                                                      ----------         ---------                                 ----------
                                                         (31,822)          (34,633)                                   (84,755)
                                                      ----------         ---------                                 ----------

Income Before Income Taxes                               399,987             1,921                                    382,808

Income Taxes                                             153,572             1,202               (4,000)  (6)         150,774
                                                      ----------         ---------             --------            ----------

Net Income                                            $  246,415         $     719             $(15,100)           $  232,034
                                                      ==========         =========             ========            ==========


Earnings Per Common Share
   Primary                                                 $3.80                                                        $3.58
   Fully diluted                                            3.71                                                         3.49


See accompanying notes to pro forma combined condensed income statement.

                                 VF Corporation
             Notes to Pro Forma Combined Condensed Income Statement


The following is a summary of the adjustments reflected in the pro forma combined condensed income statement:

(1) Changes in accounting estimates to conform to VF accounting practices for computing allowances for bad debts, returns and discounts and for computing certain accrued liabilities.

(2) Increased depreciation expense resulting from the write-up of property, plant and equipment to fair value.

(3) Interest expense relating to purchase of the Acquired Companies at VF's assumed long-term borrowing rate.

(4) Elimination of nonrecurring charges included in Acquired Companies' operating results that directly result from their sale to VF, primarily payments for the value of stock options and the accrual of management incentives and contracts.

(5) Amortization of intangible assets of Acquired Companies on a straight-line basis.

(6) Income tax effect at the statutory federal and state tax rate for the pro forma income statement adjustments, excluding amortization of nondeductible intangible assets.

   (c)           Exhibits

   2.1 Stock Purchase Agreement dated October 12, 1993, by and among V.F. Corporation and the Shareholders of H.H. Cutler Company.

   2.2 Offer to Purchase, dated December 17, 1993, of all the outstanding shares of Common Stock of Nutmeg Industries, Inc. by Spice Acquisition Co., a wholly owned subsidiary of V.F. Corporation.

   2.3 Agreement and Plan of Merger, dated December 12, 1993, among Nutmeg Industries, Inc., V.F. Corporation and Spice Acquisition Co.

   2.4 Amendment No. 1, dated January 27, 1994, to Agreement and Plan of Merger among Nutmeg Industries Inc., V.F. Corporation and Spice Acquisition Co.

   23            Consents of experts and counsel.





                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                 V.F. CORPORATION
                                                 ----------------
                                                   (Registrant)





March 31, 1994                                   By:     /s/ G.G. Johnson
                                                    --------------------------
                                                    G.G. Johnson
                                                    Vice President-Finance
                                                    (Chief Financial Officer)